National Presto Industries, Inc.
                                   EXHIBIT 11
                 Statement Re Computation of Per Share Earnings

The following presents the computation of per share earnings reflecting the assumption that the granted shares under the 1988 Stock Option Plan will be exercised.

(IN THOUSANDS EXCEPT PER SHARE DATA)

                                                   Second Quarter            First Six Months
                                                   --------------            ----------------
                                                 1997          1996          1997        1996
                                                -------       -------      -------      -------
Net Earnings (1)                                $ 2,640       $ 2,236      $ 5,218      $ 4,166
                                                =======       =======      =======      =======

Weighted average common shares outstanding        7,354         7,352        7,354        7,352

Common equivalent shares from the assumed
   exercise of stock options                          5             3            5            3
                                                -------       -------      -------      -------

Adjusted common and common equivalent
   shares for computation (2)                     7,359         7,355        7,359        7,355
                                                =======       =======      =======      =======

Net earnings per common and common
   equivalent shares outstanding (1/2)          $  0.36       $  0.31      $  0.71      $  0.57
                                                =======       =======      =======      =======
